Exhibit 21.1

SUBSIDIARIES OF GC AESTHETICS PLC

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Global Consolidated Aesthetics Limited*	Ireland

GC Aesthetics Holdings Limited	Ireland

GC Aesthetics Finance Limited*	Ireland

Nagôr Limited*	Isle of Man

BioSil Limited	Isle of Man

Eurosilicone SAS*	Avignon, France

Global Consolidated Aesthetics (UK) Limited	England and Wales

GC Aesthetics (IP) Limited	Ireland

GC Aesthetics (Manufacturing) Limited	Ireland

GC Aesthetics France SAS*	Avignon, France

GC Aesthetics Management Limited*	Ireland

Dreamxcell IP Limited	Mauritius

Dreamxcell International Limited	Mauritius

Dreamxcell GmbH	Mettmann, Germany

Global Consolidated Aesthetics (US) Corp	Delaware, United States

GC Aesthetics Holdings (Brazil) Limited	Ireland

Eurosilicone Brasil Importação e Exportação Ltda.*	Brazil

GC Aesthetics do Brasil Participações Ltda.	Brazil

GC Aesthetics Spain, S.L.U.	Spain

GC Aesthetics Mexico S. DE R.L.DE C.V.	Mexico

GC Aesthetics GmbH	Munich, Germany

GCA China Consulting Shanghai Co., Ltd.	China

GC Aesthetics Italia S.r.l. (ITA)	Italy

*	Significant Subsidiaries